IN THE UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

)
In re:	)	Chapter 11
)
OASIS PETROLEUM INC.,	)	Case No. 20-34771 (MI)
et al.,[1]	)
	)	(Jointly Administered)
Debtors.	)
)

JOINT PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION OF OASIS PETROLEUM INC. AND ITS DEBTOR AFFILIATES (TECHNICAL MODIFICATIONS)

THIS CHAPTER 11 PLAN IS BEING SOLICITED FOR ACCEPTANCE OR REJECTION IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND WITHIN THE MEANING OF SECTION 1126 OF THE BANKRUPTCY CODE. THIS CHAPTER 11 PLAN WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING SOLICITATION AND THE DEBTORS’ FILING FOR CHAPTER 11 BANKRUPTCY.

JACKSON WALKER L.L.P.	KIRKLAND & ELLIS LLP
Bruce J. Ruzinsky (TX Bar No. 17469425)	KIRKLAND & ELLIS INTERNATIONAL LLP
Matthew D. Cavenaugh (TX Bar No. 24062656)	Brian Schartz, P.C. (TX Bar No. 24099361)
Jennifer F. Wertz (TX Bar No. 24072822)	609 Main Street
Vienna F. Anaya (TX Bar No. 24091225)	Houston, Texas 77002
1401 McKinney Street, Suite 1900	Telephone: (713) 836-3600
Houston, Texas 77010	Facsimile: (713) 836-3601
Telephone: (713) 752-4200	Email: brian.schartz@kirkland.com
Facsimile: (713) 752-4221	-and-
Email: bruzinsky@jw.com	Chad J. Husnick, P.C. (admitted pro hac vice)
Email: mcavenaugh@jw.com	David L. Eaton (admitted pro hac vice)
Email: jwertz@jw.com	John Luze (admitted pro hac vice)
Email: vanaya@jw.com	300 North LaSalle Street
Chicago, Illinois 60654
Proposed Co-Counsel for the Debtors	Telephone: (312) 862-2000
and Debtors in Possession	Facsimile: (312) 862-2200
Email: chad.husnick@kirkland.com
david.eaton@kirkland.com
john.luze@kirkland.com
-and-
AnnElyse Scarlett Gains (admitted pro hac vice)
1301 N. Pennsylvania Ave., N.W.
Washington, D.C. 20004
Telephone: (202) 389-5000
Facsimile: (202) 389-5200
Email: annelyse.gains@kirkland.com

Dated: November 6, 2020	Proposed Co-Counsel for the Debtors and Debtors in Possession
1     Due to the large number of debtor entities in these chapter 11 cases, for which the Debtors have requested joint administration, a complete list of the debtor entities and the last four digits of their federal tax identification numbers are not provided herein.  A complete list of such information may be obtained on the website of the Debtors’ proposed claims and noticing agent at www.kccllc.net/oasis.  The location of the Debtors’ service address for purposes of these chapter 11 cases is:  1001 Fannin Street, Suite 1500, Houston, Texas 77002.

TABLE OF CONTENTS
Article I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW    1
A.    Defined Terms.    1
B.    Rules of Interpretation.    10
C.    Computation of Time.    10
D.    Governing Law.    10
E.    Reference to Monetary Figures.    11
F.    Reference to the Debtors or the Reorganized Debtors.    11
G.    Controlling Document.    11
H.    Consultation, Information, Notice, and Consent Rights.    11
Article II. ADMINISTRATIVE CLAIMS, DIP CLAIMS, AND PRIORITY CLAIMS    11
A.    Administrative Claims.    11
B.    DIP Claims.    12
C.    Professional Claims.    12
D.    Priority Tax Claims.    13
Article III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS    13
A.    Classification of Claims and Interests.    13
B.    Treatment of Claims and Interests.    14
C.    Special Provision Governing Unimpaired Claims.    16
D.    Elimination of Vacant Classes.    16
E.    Voting Classes, Presumed Acceptance by Non-Voting Classes.    16
F.    Intercompany Interests.    16
G.    Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.    16
H.    Controversy Concerning Impairment.    16
I.    Subordinated Claims.    16
Article IV. MEANS FOR IMPLEMENTATION OF THE PLAN    17
A.    General Settlement of Claims and Interests.    17
B.    Restructuring Transactions.    17
C.    Reorganized Debtors.    17
D.    Sources of Consideration for Plan Distributions.    18
E.    Corporate Existence.    19
F.    Vesting of Assets in the Reorganized Debtors.    19
G.    Cancellation of Existing Securities and Agreements.    19
H.    Corporate Action.    20
I.    New Organizational Documents.    20
J.    Indemnification Obligations.    20
K.    Directors and Officers of the Reorganized Debtors.    21
L.    Effectuating Documents; Further Transactions.    21
M.    Section 1146 Exemption.    21
N.    Director and Officer Liability Insurance.    21
O.    Management Incentive Plan.    22
P.    Employee and Retiree Benefits.    22
Q.    Preservation of Causes of Action.    22

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Article V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES    23
A.    Assumption and Rejection of Executory Contracts and Unexpired Leases.    23
B.    Claims Based on Rejection of Executory Contracts or Unexpired Leases.    24
C.    Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.    24
D.    Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases.    25
E.    Insurance Policies.    25
F.    Reservation of Rights.    25
G.    Nonoccurrence of Effective Date.    25
H.    Employee Compensation and Benefits.    25
I.    Contracts and Leases Entered Into After the Petition Date.    26
Article VI. PROVISIONS GOVERNING DISTRIBUTIONS    26
A.    Distributions on Account of Claims Allowed as of the Effective Date.    26
B.    Disbursing Agent.    27
C.    Rights and Powers of Disbursing Agent.    27
D.    Delivery of Distributions and Undeliverable or Unclaimed Distributions.    27
E.    Manner of Payment.    28
F.    Section 1145 Exemption.    28
G.    Compliance with Tax Requirements.    28
H.    Allocations.    29
I.    No Postpetition Interest on Claims.    29
J.    Foreign Currency Exchange Rate.    29
K.    Setoffs and Recoupment.    29
L.    Claims Paid or Payable by Third Parties.    29
Article VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS    30
A.    Disputed Claims Process.    30
B.    Allowance of Claims.    30
C.    Claims Administration Responsibilities.    30
D.    Adjustment to Claims or Interests without Objection.    31
E.    Disallowance of Claims or Interests.    31
F.    No Distributions Pending Allowance.    31
G.    Distributions After Allowance.    31
H.    No Interest.    31
Article VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS    31
A.    Discharge of Claims and Termination of Interests.    31
B.    Release of Liens.    32
C.    Releases by the Debtors.    32
D.    Releases by the Releasing Parties.    33
E.    Exculpation.    33
F.    Injunction.    33
G.    Protections Against Discriminatory Treatment.    34
H.    Document Retention.    34
I.    Reimbursement or Contribution.    34
Article IX. CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN    34
A.    Conditions Precedent to the Effective Date.    34

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B.    Waiver of Conditions.    35
C.    Effect of Failure of Conditions.    36
D.    Substantial Consummation    36
Article X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN    36
A.    Modification and Amendments.    36
B.    Effect of Confirmation on Modifications.    36
C.    Revocation or Withdrawal of Plan.    36
Article XI. RETENTION OF JURISDICTION    36
Article XII. MISCELLANEOUS PROVISIONS    38
A.    Immediate Binding Effect.    38
B.    Additional Documents.    38
C.    Payment of Statutory Fees.    39
D.    Statutory Committee and Cessation of Fee and Expense Payment.    39
E.    Reservation of Rights.    39
F.    Successors and Assigns.    39
G.    Notices.    39
H.    Term of Injunctions or Stays.    40
I.    Entire Agreement.    40
J.    Plan Supplement.    40
K.    Nonseverability of Plan Provisions.    40
L.    Votes Solicited in Good Faith.    40
M.    Closing of Chapter 11 Cases.    41
N.    Waiver or Estoppel.    41
O.    Creditor Default.    41

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INTRODUCTION
Oasis Petroleum Inc. and the above-captioned debtors and debtors in possession (collectively, the “Debtors”), propose this joint prepackaged chapter 11 plan of reorganization (the “Plan”) for the resolution of the outstanding claims against, and equity interests in, the Debtors. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor. Holders of Claims or Interests may refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, risk factors, a summary and analysis of this Plan, the Restructuring Transactions, and certain related matters. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.
ALL HOLDERS OF CLAIMS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.
Article I.
DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, and governing law
A.Defined Terms.
As used in this Plan, capitalized terms have the meanings set forth below.
“2021 Notes Indenture” means that certain indenture agreement (as may be amended, restated, supplemented, or otherwise modified from time to time) dated November 10, 2011, between Oasis Petroleum Inc., as issuer, the entities specified therein, as guarantors, and U.S. Bank National Association, as trustee, that governs the 2021 Notes.
“2021 Notes” means the senior unsecured notes with a maturity date of November 1, 2021 issued by Oasis Petroleum Inc. pursuant to the 2021 Notes Indenture
“2022 Notes Indenture” means that certain indenture agreement (as may be amended, restated, supplemented, or otherwise modified from time to time) dated September 24, 2013, between Oasis Petroleum Inc., as issuer, the entities specified therein, as guarantors, and U.S. Bank National Association, as trustee, that governs the 2022 Notes.
“2022 Notes” means the senior unsecured notes with a maturity date of March 15, 2022 issued by Oasis Petroleum Inc. pursuant to the 2022 Notes Indenture.
“2023 Convertible Notes Indenture” means that certain indenture agreement (as may be amended, restated, supplemented, or otherwise modified from time to time) dated November 10, 2011, between Oasis Petroleum Inc., as issuer, the entities specified therein, as guarantors, and U.S. Bank National Association, as trustee, that governs the 2023 Convertible Notes.
“2023 Convertible Notes” means the senior unsecured convertible notes with a maturity date of September 15, 2023 issued by Oasis Petroleum Inc. pursuant to the 2023 Convertible Notes Indenture.
“2023 Notes Indenture” means that certain indenture agreement (as may be amended, restated, supplemented, or otherwise modified from time to time) dated July 2, 2012, between Oasis Petroleum Inc., as issuer, the entities specified therein, as guarantors, and U.S. Bank National Association, as trustee, that governs the 2023 Notes.
“2023 Notes” means the senior unsecured notes with a maturity date of January 15, 2023 issued by Oasis Petroleum Inc. pursuant to the 2023 Notes Indenture.

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“2026 Notes Indenture” means that certain indenture agreement (as may be amended, restated, supplemented, or otherwise modified from time to time) dated September 19, 2016, between Oasis Petroleum Inc., as issuer, the entities specified therein, as guarantors, and U.S. Bank National Association, as trustee, that governs the 2026 Notes.
“2026 Notes” means the senior unsecured notes with a maturity date of May 1, 2026 issued by Oasis Petroleum Inc. pursuant to the 2026 Notes Indenture.
“Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the Debtors’ businesses; (b) Claims for compensation for services rendered or reimbursement of expenses incurred under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code; and (c) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code.
“Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.
“Allowed” means, as to a Claim or Interest, a Claim or Interest allowed under the Plan, under the Bankruptcy Code, or by a final order as applicable.
“Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or other Claims, Causes of Action, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including Claims, Causes of Action, or remedies under sections 502, 510, 542, 544, 545, 547 through 553, and 724(a) of the Bankruptcy Code or under similar local, state, federal, or foreign statutes and common law, including fraudulent transfer laws.
“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended from time to time.
“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas presiding over the Chapter 11 Cases.
“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court, each, as amended from time to time.
“Business Day” means any day other than a Saturday, Sunday, or other day on which the New York Stock Exchange or the NASDAQ is closed for trading.
“Cash” means cash in legal tender of the United States of America and cash equivalents, including bank deposits, checks, and other similar items.
“Cause of Action” or “Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code.

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“Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all the Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.
“Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.
“Claims and Balloting Agent” means Kurtzman Carson Consultants LLC, the notice, claims, and solicitation agent proposed to be retained by the Debtors in the Chapter 11 Cases.
“Claims Register” means the official register of Claims maintained by the Claims and Balloting Agent.
“Class” means a class of Claims or Interests as set forth in Article III of the Plan pursuant to section 1122(a) of the Bankruptcy Code.
“CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.
“Company Party” has the meaning set forth in the Restructuring Support Agreement.
“Compensation and Benefits Programs” means all employment and severance agreements and policies, and all employment, compensation, and benefit plans, policies, workers’ compensation programs, savings plans, retirement plans, deferred compensation plans, supplemental executive retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, life and accidental death and dismemberment insurance plans, and programs of the Debtors, and all amendments and modifications thereto, applicable to the Debtors’ employees, former employees, retirees, and non-employee directors and the employees, former employees and retirees of their subsidiaries, including all savings plans, retirement plans, health care plans, disability plans, severance benefit agreements, and plans, incentive plans, deferred compensation plans and life, accidental death, and dismemberment insurance plans.
“Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the jointly administered docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.
“Confirmation Hearing” means the hearing to be held by the Bankruptcy Court on confirmation of the Plan, pursuant to Bankruptcy Rule 3020(b)(2) and sections 1128 and 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.
“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.
“Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases.
“Consenting Noteholders” has the meaning set forth in the Restructuring Support Agreement.
“Consenting RBL Lenders” has the meaning set forth in the Restructuring Support Agreement.
“Consenting Stakeholders” has the meaning set forth in the Restructuring Support Agreement.
“Consenting Stakeholder Fees and Expenses” has the meaning set forth in the Restructuring Support Agreement.
“Constitutional Documents” means certificates of formation, limited liability company agreements, partnership agreements, certificates of incorporation, bylaws, stockholders’ agreement or any similar entity organizational or constitutive document, as applicable.

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“Consummation” means the occurrence of the Effective Date.
“Cure” means all amounts, including an amount of $0.00, required to cure any monetary defaults under any Executory Contract or Unexpired Lease (or such lesser amount as may be agreed upon by the parties under an Executory Contract or Unexpired Lease) that is to be assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code.
“D&O Liability Insurance Policies” means all insurance policies of any of the Debtors for directors’, managers’, and officers’ liability existing as of the Petition Date (including any “tail policy”) and all agreements, documents, or instruments relating thereto.
“Debtor Release” means the release set forth in Article VIII.C of the Plan.
“Definitive Documents” means the documents listed in Section 3.01 of the Restructuring Support Agreement.
“DIP Agent” means Wells Fargo Bank, N.A., in its capacity as administrative agent and collateral agent under the DIP Facility.
“DIP Claims” means all Claims derived from, based upon, or secured pursuant to the DIP Facility, including Claims for all principal amounts outstanding, interest, fees, expenses, costs, and other charges arising thereunder, in each case, with respect to the DIP Facility.
“DIP Credit Agreement” means that certain superpriority secured debtor-in-possession credit agreement (as may be amended, supplemented, or otherwise modified from time to time) governing the DIP Facility, between Oasis Petroleum North America, LLC, as borrower, the Debtor guarantors that are party thereto, the lenders party thereto, and the DIP Agent.
“DIP Facility” means that certain debtor-in-possession financing facility on terms and conditions consistent in all respects with the Restructuring Support Agreement, the DIP Credit Agreement, and the DIP Orders.
“DIP Facility Documents” means, collectively, the DIP Credit Agreement, the “Loan Documents” as defined in the DIP Credit Agreement, and any other documentation necessary or appropriate to effectuate the incurrence of the DIP Facility.
“DIP Lenders” means the lenders party to the DIP Credit Agreement with respect to the DIP Facility.
“DIP Orders” means, collectively, the Interim DIP Order and the Final DIP Order.
“DIP Term Sheet” has the meaning set forth in the Restructuring Support Agreement.
“Disbursing Agent” means the Reorganized Debtors or the Entity or Entities selected by the Debtors or the Reorganized Debtors, as applicable, to make or facilitate distributions pursuant to the Plan.
“Disclosure Statement” means the disclosure statement for the Plan, including all exhibits and schedules thereto, to be approved by the Confirmation Order.
“Disputed” means, as to a Claim or an Interest, any Claim or Interest: (a) that is not Allowed; (b) that is not disallowed by the Plan, the Bankruptcy Code, or a Final Order, as applicable; (c) as to which a dispute is being adjudicated by a court of competent jurisdiction in accordance with non-bankruptcy law; (d) that is Filed in the Bankruptcy Court and not withdrawn, as to which a timely objection or request for estimation has been Filed; and (e) with respect to which a party in interest has Filed a Proof of Claim or otherwise made a written request to a Debtor for payment, without any further notice to or action, order, or approval of the Bankruptcy Court.

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“Distribution Agent” means, as applicable, the Reorganized Debtors or any Entity the Reorganized Debtors select to make or to facilitate distributions in accordance with the Plan.
“Distribution Date” means, except as otherwise set forth herein, the date or dates determined by the Debtors or the Reorganized Debtors, on or after the Effective Date, with the first such date occurring on or as soon as is reasonably practicable after the Effective Date, upon which the Distribution Agent shall make distributions to holders of Allowed Claims entitled to receive distributions under the Plan.
“Distribution Record Date” means, other than with respect to publicly held Securities, the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be the first day of the Confirmation Hearing. For the avoidance of doubt, no distribution record date shall apply to holders of public securities.
“Effective Date” means the date that is the first Business Day on which (a) no stay of the Confirmation Order is in effect and (b) all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.B of the Plan.
“Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.
“Estate” means as to each Debtor, the estate created for such Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code upon the commencement of such Debtor’s Chapter 11 Case.
“Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. § 78a, et seq., as amended from time to time.
“Exculpated Parties” means collectively, and in each case in its capacity as such: (a) the Debtors; (b) any official committees appointed in the Chapter 11 Cases and each of their respective members; (c) the Consenting Stakeholders; (d) the indenture trustees under the Debtors’ prepetition secured notes indentures; (e) the RBL Agent; (f) the DIP Agent; (g) the DIP Lenders; and (h) with respect to each of the foregoing, such Entity and its current and former Affiliates, and such Entity’s and its current and former Affiliates’ current and former equity holders, subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.
“Executory Contract” means a contract to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 of the Bankruptcy Code.
“Exit Facility” means, collectively, the Exit Revolving Facility and the Second Out Term Loans.
“Exit Facility Agent” means Wells Fargo Bank, N.A., in its capacity as administrative agent under the Exit Facility Credit Agreement.
“Exit Facility Commitment Letter” has the meaning set forth in the Restructuring Support Agreement.
“Exit Facility Credit Agreement” means the credit agreement governing the Exit Facility, which shall be consistent with the terms set forth in the Exit Facility Commitment Letter and the Exit Facility Term Sheet and included in the Plan Supplement.
“Exit Facility Documents” means, collectively, the Exit Facility Credit Agreement and any and all other agreements, documents, and instruments delivered or to be entered into in connection therewith, including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents, including the Exit Facility Commitment Letter, the Exit Facility Fee Letter, and any and all agreements, documents, and instruments delivered or to be entered into with respect to the Second Out Term Loans.

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“Exit Facility Fee Letter” has the meaning set forth in the Restructuring Support Agreement.
“Exit Facility Loans” means, collectively, the Exit Facility Revolving Loans and the Second Out Term Loans.
“Exit Facility Revolving Lenders” means the RBL Lenders electing to participate in the Exit Revolving Facility by executing the Restructuring Support Agreement and the Exit Facility Commitment Letter (or, in each case, a joinder thereto, as applicable) and any applicable assignees and participants thereof.
“Exit Facility Revolving Loans” means first out revolving loans in an initial aggregate principal amount not to exceed the “Borrowing Base” (as defined in the Exit Facility Term Sheet) as in effect on the Effective Date in accordance with the Exit Facility Credit Agreement and the Plan.
“Exit Facility Term Sheet” has the meaning set forth in the Restructuring Support Agreement.
“Exit Revolving Facility” means the new money senior secured reserve-based facility subject to a borrowing base, on the terms set forth in the Exit Facility Credit Agreement.
“Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date.
“File,” “Filed,” or “Filing” means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.
“Final DIP Order” means the final order authorizing the use of cash collateral and debtor-in-possession financing on terms consistent with the DIP Term Sheet and the Restructuring Support Agreement.
“Final Order” means an order or judgment of the Bankruptcy Court, or court of competent jurisdiction with respect to the subject matter that has not been reversed, stayed, modified, or amended, as entered on the docket in any Chapter 11 Case or the docket of any court of competent jurisdiction, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing will have been denied, resulted in no stay pending appeal of such order, or has otherwise been dismissed with prejudice; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order will not preclude such order from being a Final Order.
“General Unsecured Claim” means any Claim other than an Administrative Claim, a Secured Tax Claim, an Other Secured Claim, a Priority Tax Claim, an Other Priority Claim, a RBL Claim, a DIP Claim, a Notes Claim, or a Mirada Claim.
“Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.
“Impaired” means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.
“Insider” has the meaning set forth in section 101(31) of the Bankruptcy Code.
“Intercompany Claim” means any Claim held by a Debtor against another Debtor.
“Intercompany Interest” means an Interest in a Debtor held by another Debtor.

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“Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code) in any Debtor and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable Securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor, and any claim against or interest in the Debtors subject to subordination pursuant to section 510(b) of the Bankruptcy Code arising from or related to any of the foregoing. For the avoidance of doubt, Interests shall include all outstanding equity awards (whether vested or unvested) granted pursuant to an equity incentive plan, which shall vest in accordance with the terms of the applicable award documentation, except that all unvested restricted stock awards shall become fully vested.
“Interim DIP Order” means the interim order authorizing the use of cash collateral and debtor-in-possession financing on terms consistent with the DIP Term Sheet and the Restructuring Support Agreement.
“Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001, as amended from time to time.
“Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.
“Management Incentive Plan” means the management incentive plan that the Reorganized Debtors will implement on or after the Effective Date that shall provide for up to 10% of the New Common Stock, on a fully diluted, fully distributed basis which will be reserved and issued as set forth in this Plan.
“Mirada” means, collectively, the Mirada Parties and the Mirada Individuals, in each case as defined in the Mirada Settlement Agreement.
“Mirada Claims” means any and all Claims and/or Interests held, asserted or assertable by Mirada including, without limitation, all claims asserted in that certain case captioned Mirada Energy, et al. v. Oasis Petroleum Inc., et al., No. 2017-19911 (Tex. Dist. Ct.).
“Mirada Settlement Agreement” means that certain Settlement and Mutual Release Agreement, dated as of September 28, 2020, by and between certain of the Debtors and their Affiliates and Mirada, which shall be included in the Plan Supplement.
“New Board” means the board of directors of Reorganized Oasis. The identities of directors on the New Board shall be set forth in the Plan Supplement.
“New Common Stock” means the common equity in Reorganized Oasis.
“New Organizational Documents” means the Constitutional Documents for Reorganized Oasis, and each of the other Reorganized Debtors, including articles of incorporation, bylaws, stockholders’ agreement, and the identity of proposed members of Reorganized Oasis’s board of directors, board of managers, or similar governing body, which shall be consistent with the Restructuring Support Agreement, this Plan, and section 1123(a)(6) of the Bankruptcy Code (as applicable, and shall otherwise be in form and substance reasonably acceptable to the Debtors and the Required Consenting Stakeholders..
“New Warrants Agreement” means those certain agreements providing for, among other things, the issuance and terms of the New Warrants, which shall be included in the Plan Supplement. The New Warrants Agreement shall not provide for Black-Scholes protection but shall provide that the New Warrants remain outstanding following any stock-for-stock merger transaction following the Effective Date.
“New Warrants” means the 4-year warrants to purchase up to 7.5% of the New Common Stock at a strike price equal to the aggregate amount of Notes Claims (including any interest thereon that would have accrued as of the Effective Date).

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“Notes Claims” means, collectively, all claims derived from or based upon the Notes or the Notes Indentures, including in each case claims for all principal amounts outstanding, interest, expenses, costs, and other charges arising thereunder or related thereto.
“Notes Indentures” means, collectively, the 2021 Notes Indenture, the 2022 Notes Indenture, the 2023 Notes Indenture, the 2023 Convertible Notes Indenture, and the 2026 Notes Indenture.
“Notes Trustee” means U.S. Bank National Association, in its capacity as trustee under the Notes Indentures.
“Notes” means, collectively, the 2021 Notes, the 2022 Notes, the 2023 Notes, the 2023 Convertible Notes and the 2026 Notes.
“Oasis” means Oasis Petroleum Inc. or any successor or assign, by merger, consolidation, or otherwise, prior to the Effective Date.
“OMP Waiver Agreement” means that certain Limited Waiver and Forbearance Extension to Credit Agreement, dated as of September 29, 2020, among OMP Operating LLC, as borrower, Oasis Midstream Partners LP, as parent, the guarantors party thereto, Wells Fargo Bank, N.A., as administrative agent and issuing bank, and the lenders party thereto.
“Other Priority Claim” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.
“Other Secured Claim” means any Secured Claim, including any Secured Tax Claim, other than an RBL Claim or a DIP Claim.
“Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.
“Petition Date” means the first date any of the Company Parties commences a Chapter 11 Case.
“Plan Distribution” means a payment or distribution to holders of Allowed Claims, Allowed Interests, or other eligible Entities under this Plan.
“Plan Objection Deadline” means the date the Bankruptcy Court establishes as the deadline to File an objection to Confirmation of the Plan.
“Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan (in each case, as may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof and in accordance with the Bankruptcy Code and Bankruptcy Rules) to be Filed prior to the Confirmation Hearing, and any additional documents Filed prior to the Effective Date as amendments to the Plan Supplement, including the following, as applicable: (a) the New Organizational Documents; (b) to the extent known, the identities of the members of the New Board; (c) the Rejected Executory Contracts and Unexpired Leases Schedule; (d) the Schedule of Retained Causes of Action; (e) the Exit Facility Documents; (f) the documentation related to the New Warrants, including the New Warrant Agreement; (g) the form of registration rights agreement; and (h) the Mirada Settlement Agreement. The Debtors shall have the right to alter, amend, modify, or supplement the documents contained in the Plan Supplement through the Effective Date in accordance with this Plan and the Restructuring Support Agreement (and subject to the applicable consent rights thereunder).
“Priority Tax Claim” means any Claim of a Governmental Unit (as defined in section 101(27) the Bankruptcy Code) of the kind specified in section 507(a)(8) of the Bankruptcy Code.
“Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class, unless otherwise indicated.

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“Professional” means an Entity: (a) employed pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.
“Professional Amount” means the aggregate amount of Professional Claims and other unpaid fees and expenses that the Professionals estimate they have incurred or will incur in rendering services to the Debtors as set forth in Article II.C of the Plan.
“Professional Claim” means a Claim by a professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.
“Professional Escrow Account” means an interest-bearing account funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Amount.
“Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.
“RBL Agent” means Wells Fargo Bank, N.A. in its capacity as administrative agent for the RBL Credit Facility.
“RBL Claims” means all Claims derived from, based upon, or secured pursuant to the RBL Credit Agreement, including Claims for all principal amounts outstanding, interest (accruing at the applicable default rate under the RBL Credit Agreement), fees, expenses, costs, and other charges arising thereunder or related thereto.
“RBL Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of October 16, 2018, by and among Oasis Petroleum Inc., as parent, Oasis Petroleum North America LLC, as borrower, Wells Fargo Bank, N.A., as Administrative Agent and the other parties party thereto, as amended by that certain First Amendment to Third Amended and Restated Credit Agreement dated as of April 15, 2019, that certain Second Amendment to Third Amended and Restated Credit Agreement dated as of July 2, 2019, that certain Third Amendment to Third Amended and Restated Credit Agreement dated as of November 4, 2019 and that certain Limited Waiver and Fourth Amendment to Third Amended and Restated Credit Agreement dated as of April 24, 2020.
“RBL Credit Facility” means the reserve-based loan facility under the RBL Credit Agreement.
“RBL Credit Facility Documents” means the RBL Credit Agreement and any other documentation governing or related to the RBL Credit Facility.
“RBL Lenders” means the lenders under the RBL Credit Facility.
“Reinstate,” “Reinstated,” or “Reinstatement” means with respect to Claims and Interests, that the Claim or Interest shall not be discharged hereunder and the holder’s legal, equitable, and contractual rights on account of such Claim or Interest shall remain unaltered by Consummation in accordance with section 1124(1) of the Bankruptcy Code.
“Rejected Executory Contracts and Unexpired Leases Schedule” means the schedule of Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Plan, which schedule shall be included in the Plan Supplement, as the same may be amended, modified, or supplemented from time to time; provided that such schedule shall be in form and substance acceptable to the Required Consenting Stakeholders.
“Released Claims” means any Claims or Interests that have been released, discharged, or are subject to exculpation pursuant to this Plan.

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“Released Parties” means, collectively, and in each case in its capacity as such: (a) the Consenting Stakeholders; (b) the indenture trustees under the Debtors’ prepetition secured notes indentures; (c) the RBL Agent; (d) the DIP Lenders; (e) the DIP Agent; (f) each current and former Affiliate of each Entity in clause (a) through (e); and (h) with respect to each of the Debtors, the Reorganized Debtors, and each of the foregoing Entities in clauses (a) through (f), such Entity and its current and former Affiliates and subsidiaries, and such Entities’ and their current and former Affiliates’ and subsidiaries’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.
“Releasing Parties” means, collectively, (a) the Consenting Stakeholders; (b) the indenture trustees under the Debtors’ prepetition secured notes indentures; (c) the RBL Agent; (d) the DIP Agent; (e) all holders of Claims or Interests that vote to accept or are deemed to accept the Plan and who do not affirmatively opt out of the releases provided by the Plan by checking the box on the opportunity to opt-out indicating that they opt not to grant the releases provided in the Plan; (f) all holders of Claims or Interests that abstain from voting on the Plan and who do not affirmatively opt out of the releases provided by the Plan by checking the box on the applicable ballot indicating that they opt not to grant the releases provided in the Plan; (g) all holders of Claims or Interests that vote to reject the Plan or are deemed to reject the Plan and who do not affirmatively opt out of the releases provided by the Plan by checking the box on the applicable ballot indicating that they opt not to grant the releases provided in the Plan; (h) each current and former Affiliate of each Entity in clause (a) through (g); and (j) with respect to each of the Debtors, the Reorganized Debtors, and each of the foregoing Entities in clauses (a) through (h), such Entity and its current and former Affiliates and subsidiaries, and such Entities’ and their current and former Affiliates’ and subsidiaries’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such collectively.
“Reorganized Debtors” means collectively, a Debtor, or any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Effective Date, including any new entity established in connection with the implementation of the Restructuring Transactions.
“Reorganized Oasis” means Oasis, or any successor or assign, by merger, consolidation, or otherwise, on or after the Effective Date.
“Required Consenting Noteholders” has the meaning set forth in the Restructuring Support Agreement.
“Required Consenting RBL Lenders” has the meaning set forth in the Restructuring Support Agreement.
“Required Consenting Stakeholders” has the meaning set forth in the Restructuring Support Agreement.
“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of September 29, 2020, by and among the Debtors and the Consenting Stakeholders, as may be further amended, modified, or supplemented from time to time, in accordance with its terms.
“Restructuring Term Sheet” means the Restructuring Term Sheet attached as Exhibit B to the Restructuring Support Agreement.
“Restructuring Transactions” means any transaction and any actions as may be necessary or appropriate to effect a corporate restructuring of the Debtors’ and the Reorganized Debtors’ respective businesses or a corporate restructuring of the overall corporate structure of the Debtors on the terms set forth in the Plan and Restructuring Support Agreement, including the issuance of all Securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan, one or more inter-company mergers, consolidations, amalgamations,

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arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions, as described in Article IV.B of the Plan.
“Schedule of Retained Causes of Action” means the schedule of certain Causes of Action of the Debtors that are not released, waived, or transferred pursuant to the Plan, as the same may be amended, modified, or supplemented from time to time.
“Second Out Term Lenders” means the RBL Lenders electing not to participate in the Exit Revolving Facility and any applicable assignees and participants thereof.
“Second Out Term Loans” means a first lien senior secured second-out non-amortizing fully-drawn term loan in the principal amount of an individual Second Out Term Lender’s RBL Claim, which term loan shall (a) mature seven (7) years after the Effective Date, (b) accrue interest at the LIBO rate plus 3.00% pursuant to a three-month interest period, (C) be repaid in an amount sufficient to repay all then-remaining indebtedness in respect of such Second Out Term Loans seven (7) years after the Effective Date, and otherwise be on terms and conditions consistent with the Restructuring Support Agreement and acceptable to the Required Consenting RBL Lenders.
“Secured Claim” means a Claim: (a) secured by a valid, perfected, and enforceable Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.
“Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.
“Security” means any security, as defined in section 2(a)(1) of the Securities Act.
“Specified Default Interest” has the meaning set forth in that certain Limited Waiver and Fourth Amendment to Third Amended and Restated Credit Agreement, dated as of April 24, 2020, among the Borrower, the guarantors party thereto, Wells Fargo Bank, NA, as administrative agent, and the Pre-Petition Lenders party thereto.
“Third-Party Release” means the releases set forth in Article VIII.D of the Plan.
“Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.
“Unimpaired” means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.
“Unsecured Claim” means any Claim that is not a Secured Claim.
B.Rules of Interpretation.
For purposes of this Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented; (4) any reference to an Entity as a holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all

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references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (9) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (10) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (11) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (12) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (13) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (14) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (15)  references to “Proofs of Claim,” “holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “holders of Interests,” “Disputed Interests,” and the like, as applicable; (16) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; and (17) all references herein to consent, acceptance, or approval may be conveyed by counsel for the respective parties that have such consent, acceptance, or approval rights, including by electronic mail.
C.Computation of Time.
Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.
D.Governing Law.
Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws (other than section 5-1401 and section 5-1402 of the New York General Obligations Law), shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the state of incorporation or formation of the relevant Debtor or the Reorganized Debtors, as applicable.
E.Reference to Monetary Figures.
All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.
F.Reference to the Debtors or the Reorganized Debtors.
Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

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G.Controlling Document.
In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant provision in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and the Plan, the Confirmation Order shall control.
H.Consultation, Information, Notice, and Consent Rights.
Notwithstanding anything herein to the contrary, any and all consultation, information, notice, and consent rights of the parties to the Restructuring Support Agreement set forth in the Restructuring Support Agreement (including the exhibits thereto) with respect to the form and substance of this Plan, all exhibits to the Plan, and the Plan Supplement, and all other Definitive Documents (as defined in the Restructuring Support Agreement), including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Article I.A hereof) and fully enforceable as if stated in full herein.
Article II.
ADMINISTRATIVE CLAIMS, DIP CLAIMS,
AND PRIORITY CLAIMS
In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, DIP Claims, Professional Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.
A.Administrative Claims.
Unless otherwise agreed to by the holder of an Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, each holder of an Allowed Administrative Claim (other than holders of Professional Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than thirty (30) days after the date on which an order allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the holders of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such holder and the Debtors or the Reorganized Debtors, as applicable; or (5) at such time and upon such terms as set forth in an order of the Bankruptcy Court.
B.DIP Claims.
All DIP Claims shall be deemed Allowed as of the Effective Date in an amount equal to (a) the principal amount outstanding under the DIP Credit Agreement on such date, (b) all accrued and unpaid interest thereon to the date of payment, and (c) all accrued and unpaid fees, costs, expenses, noncontingent indemnification obligations, and any and all other amounts payable under the DIP Credit Agreement.
Except to the extent that a holder of a DIP Claim agrees to a less favorable treatment, each DIP Claim, as well as any other fees, interest, or other obligations owing to third parties under the DIP Credit Agreement, shall be

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(a) in the case of DIP Claims other than the principal amount of the loans under the DIP Credit Agreement, paid in full, in Cash, by the Debtors on the Effective Date in accordance with the terms of the DIP Credit Agreement, and (b) in the case of DIP Claims that represent the principal amount of the loans under the DIP Credit Agreement, shall be converted to an identical principal amount of Exit Facility Revolving Loans, and contemporaneously with the foregoing payment and conversion, the DIP Facility shall be deemed cancelled, all Liens on property of the Debtors and the Reorganized Debtors arising out of or related to the DIP Facility shall automatically terminate, and all collateral subject to such Liens shall be automatically released, in each case without further action by the DIP Agent or the DIP Lenders, and all guarantees of the Debtors and Reorganized Debtors arising out of or related to the DIP Claims shall be automatically discharged and released, in each case without further action by the DIP Agent or the DIP Lenders, pursuant to the terms of the DIP Credit Agreement.
C.Professional Claims.
1.Final Fee Applications and Payment of Professional Claims.
All requests for payment of Professional Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than 45 days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Court. The Reorganized Debtors shall pay Professional Claims in Cash in the amount the Bankruptcy Court allows, including from the Professional Escrow Account, which the Reorganized Debtors will establish in trust for the Professionals and fund with Cash equal to the Professional Amount on the Effective Date.
2.Professional Escrow Account.
On the Effective Date, the Reorganized Debtors shall establish and fund the Professional Escrow Account with Cash equal to the Professional Amount, which shall be funded by the Reorganized Debtors. The Professional Escrow Account shall be maintained in trust solely for the Professionals. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors. The amount of Allowed Professional Claims shall be paid in Cash to the Professionals by the Reorganized Debtors from the Professional Escrow Account as soon as reasonably practicable after such Professional Claims are Allowed. When such Allowed Professional Claims have been paid in full, any remaining amount in the Professional Escrow Account shall promptly be paid to the Reorganized Debtors without any further action or order of the Bankruptcy Court.
3.Professional Amount.
Professionals shall reasonably estimate their unpaid Professional Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date, and shall deliver such estimate to the Debtors no later than five days before the Effective Date; provided that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of each Professional’s final request for payment in the Chapter 11 Cases. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.
4.Post-Confirmation Fees and Expenses.
Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

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D.Priority Tax Claims.
Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.
Article III.
CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS
A.Classification of Claims and Interests.
This Plan constitutes a separate Plan proposed by each Debtor. Except for the Claims addressed in Article II hereof, all Claims and Interests are classified in the Classes set forth below in accordance with sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest, or any portion thereof, is classified in a particular Class only to the extent that any portion of such Claim or Interest fits within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest fits within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.
The classification of Claims and Interests against the Debtors pursuant to the Plan is as follows:

Class	Claims and Interests	Status	Voting Rights
Class 1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 3	RBL Claims	Impaired	Entitled to Vote
Class 4	Notes Claims and Mirada Claims	Impaired	Entitled to Vote
Class 5	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 6	Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)
Class 7	Existing Interests Other Than in Oasis	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)
Class 8	Interests in Oasis	Impaired	Entitled to Vote
B.Treatment of Claims and Interests.
Each holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Reorganized Debtors and the holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date or as soon as reasonably practicable thereafter.
1.Class 1 – Other Secured Claims
(a)Classification: Class 1 consists of all Other Secured Claims.

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(b)Treatment: Each holder of an Allowed Other Secured Claim shall receive, at the option of the applicable Debtor and in its sole discretion:
(i)payment in full in Cash of its Allowed Other Secured Claim;
(ii)the collateral securing its Allowed Other Secured Claim;
(iii)Reinstatement of its Allowed Other Secured Claim; or
(iv)such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.
(c)Voting: Class 1 is Unimpaired under the Plan. Holders of Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.
2.Class 2 – Other Priority Claims
(a)Classification: Class 2 consists of all Other Priority Claims.
(b)Treatment: Each holder of an Allowed Other Priority Claim shall receive treatment in a manner consistent with section 1129(a)(9) of the Bankruptcy Code.
(c)Voting: Class 2 is Unimpaired under the Plan. Holders of Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.
3.Class 3 – RBL Claims
(a)Allowance: On the Effective Date, all RBL Claims shall be deemed Allowed in full, including accrued and unpaid interest (at the applicable default rate), fees, costs, and expenses, plus any and all other amounts owed under the RBL Credit Facility Documents.
(b)Classification: Class 3 consists of all RBL Claims.
(c)Treatment: On the Effective Date, each holder of an Allowed RBL Claim (i) electing to participate in the Exit Facility by entry into the Exit Facility Commitment Letter will receive, (x) on a dollar-for-dollar basis in exchange for the portion of its RBL Claim representing the principal of the loans owed to such lender under the RBL Credit Agreement, an equal amount of the principal of the revolving loans under the Exit Facility as of the Effective Date, upon the terms and conditions set forth in the Exit Facility Term Sheet and (y) with respect to any other portion of such holder’s RBL Claim (to the extent not already paid prior to the Effective Date, including as adequate protection pursuant to the DIP Orders), cash in an amount equal to such portion of such holder’s RBL Claim, and (ii) not electing to participate in the Exit Facility by electing not to sign the Exit Facility Commitment Letter (x) shall be deemed to have funded a Second Out Term Loan on a dollar-for-dollar basis in exchange for the portion of its RBL Claim representing the principal of the loans owed to such lender, any unreimbursed claims for professional fees and expenses under the RBL Credit Agreement, and any of such holder’s Specified Default Interest and (y) with respect to any other portion of such holder’s RBL Claim (to the extent not already paid prior to the Plan Effective Date,

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including as adequate protection pursuant to the DIP Orders), cash in an amount equal to such portion of such holder’s RBL Claim. The Liens securing the loans under the RBL Credit Agreement shall be retained and deemed assigned to the administrative agent under the Exit Facility to secure the Exit Facility upon the Plan Effective Date.
(d)Waiver of Specified Default Interest: Notwithstanding the foregoing, on the Effective Date, any Specified Default Interest shall be discharged, released, and deemed waived by all holders of RBL Claims that execute the Restructuring Support Agreement.
(e)Voting: Class 3 is Impaired under the Plan. Holders of RBL Claims are entitled to vote to accept or reject the Plan.
4.Class 4 – Notes Claims and Mirada Claims
(a)Classification: Class 4 consists of all Notes Claims and Mirada Claims.
(b)Allowance: On the Effective Date, the Notes Claims shall be Allowed in full, including accrued and unpaid interest, fees, costs, and expenses plus any and all other amounts owed under the indentures governing the Notes Claims.
(c)Treatment: On the Effective Date, each holder of an Allowed Notes Claim or an Allowed Mirada Claim shall receive its Pro Rata share (calculated based on the aggregate amount of all Allowed Notes Claims and Allowed Mirada Claims) of 100% of the New Common Stock, subject to dilution on account of the Management Incentive Plan and the New Warrants; provided, that notwithstanding that the Mirada Claims are classified as Class 4 Claims, such claims, in lieu of any treatment as Class 4 Claims, shall be treated in accordance with the Mirada Settlement Agreement..
(d)Voting: Class 4 is Impaired under the Plan. Holders of Notes Claims and holders of Mirada Claims are entitled to vote to accept or reject the Plan.
5.Class 5 – General Unsecured Claims
(a)Classification: Class 5 consists of all General Unsecured Claims.
(b)Treatment: Each holder of an Allowed General Unsecured Claim shall receive, at the option of the applicable Debtor: (a) payment in full in Cash; or (b) Reinstatement.
(c)Voting: Class 5 is Unimpaired under the Plan. Holders of General Unsecured Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan
6.Class 6 – Intercompany Claims
(a)Classification: Class 6 consists of all Intercompany Claims.
(b)Treatment: Each Allowed Intercompany Claim shall be, at the option of the applicable Debtor, either:
1.Reinstated; or
2.canceled, released, and extinguished and without any distribution at the Debtors’ election and in their sole discretion.

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(c)Voting: Class 6 is conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 6 is not entitled to vote to accept or reject the Plan.
7.Class 7 – Intercompany Interests Other Than in Oasis
a.Classification: Class 7 consists of all Interests in the Debtors other than in Oasis.
b.Treatment: Each holder of an Interest other than in Oasis shall have such interests, at the option of the applicable Debtor, either:
i.Reinstated; or
ii.canceled, released, and extinguished and without any distribution at the Debtors’ election and in their sole discretion.
c.Voting: Class 7 is conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 7 is not entitled to vote to accept or reject the Plan.
8.Class 8 – Interests in Oasis
a.Classification: Class 8 consists of all Interests in Oasis.
b.Treatment: Each holder of an Interest in Oasis shall receive its Pro Rata share of the New Warrants.
c.Voting: Class 8 is Impaired under the Plan. Holders of Interests in Debtors are entitled to vote to accept or reject the Plan.
C.Special Provision Governing Unimpaired Claims.
Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including, all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.
D.Elimination of Vacant Classes.
Any Class of Claims or Interests that does not have a holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.
E.Voting Classes, Presumed Acceptance by Non-Voting Classes.
If a Class contains Claims or Interests eligible to vote and no holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the holders of such Claims or Interests in such Class shall be deemed to have accepted the Plan.
F.Intercompany Interests.
To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience and due to the importance of maintaining the prepetition corporate structure for the

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ultimate benefit of the holders of New Common Stock, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the holders of Allowed Claims.
G.Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.
Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Plan. The Debtors reserve the right to modify the Plan in accordance with Article X hereof and the Restructuring Support Agreement to the extent that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired.
H.Controversy Concerning Impairment.
If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.
I.Subordinated Claims.
The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, and subject to the Restructuring Support Agreement, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.
I.
MEANS FOR IMPLEMENTATION OF THE PLAN
A.General Settlement of Claims and Interests.
As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan, including (1) any challenge to the amount, validity, perfection, enforceability, priority or extent of the RBL Claims and Notes Claims and (2) any claim to avoid, subordinate, or disallow any RBL Claims and Notes Claims, whether under any provision of chapter 5 of the Bankruptcy Code, on any equitable theory (including equitable subordination, equitable disallowance, or unjust enrichment) or otherwise. The Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable and in the best interests of the Debtors and their Estates. Subject to Article VI hereof, all distributions made to holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.
B.Restructuring Transactions.
On or before the Effective Date, the applicable Debtors or the Reorganized Debtors shall enter into and shall take any actions as may be necessary or appropriate to effect the Restructuring Transactions. The actions to implement the Restructuring Transactions may include:  the execution and delivery of appropriate agreements or

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other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree;  the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree;  the filing of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law; and  all other actions that the applicable Entities determine to be necessary, including making filings or recordings that may be required by applicable law in connection with the Plan. The Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, contemplated by, or necessary to effectuate the Plan.
C.Reorganized Debtors.
On the Effective Date, the New Board shall be established, and the Reorganized Debtors shall adopt their New Organizational Documents. The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Plan as necessary to consummate the Plan. Cash payments to be made pursuant to the Plan will be made by the Debtors or Reorganized Debtors. The Debtors and Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Debtors or Reorganized Debtors, as applicable, to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.
From and after the Effective Date, the Reorganized Debtors, subject to any applicable limitations set forth in any post-Effective Date agreement, shall have the right and authority without further order of the Bankruptcy Court to raise additional capital and obtain additional financing, subject to the New Organizational Documents and the Exit Facility Documents, as the boards of directors of the applicable Reorganized Debtors deem appropriate.
D.Sources of Consideration for Plan Distributions.
The Debtors and the Reorganized Debtors, as applicable, shall fund distributions under the Plan with: (1) Cash on hand, including Cash from operations and the DIP Facility, as applicable; (2) the New Common Stock; (3) the proceeds from the Exit Facility; and (4) the New Warrants.
1.Exit Facility.
On and as of the Effective Date, (a) the Reorganized Debtors shall enter into the Exit Facility by executing and delivering the Exit Facility Documents, (b) all RBL Lenders shall be deemed to be parties to, and bound by, the Exit Facility Credit Agreement, without the need for execution thereof by any such applicable RBL Lender, (c) Reorganized Oasis shall be deemed to have borrowed the available Exit Facility Revolving Loans on the terms and conditions set forth in the Exit Facility Documents, which loans will be guaranteed by each of the other Reorganized Debtors in accordance with the Exit Facility Documents, (d) Reorganized Oasis shall be deemed to have borrowed 100% of the Second Out Term Loans which loans will be guaranteed by each of the other Reorganized Debtors in accordance with the Exit Facility Documents, and (e) the Exit Facility Revolving Lenders shall provide commitments in accordance with the Exit Facility Commitment Letter.
To the extent applicable, Confirmation of the Plan shall be deemed (a) approval of the Exit Facility (including the transactions and related agreements contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors or the Reorganized Debtors, as applicable, in connection therewith), to the extent not approved by the Bankruptcy Court previously, and (b) authorization for the Debtors or the Reorganized Debtors, as applicable, to, without further notice to or order of the Bankruptcy Court, (i) execute and deliver those documents and agreements necessary or appropriate to pursue or

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obtain the Exit Facility, including the Exit Facility Documents, and incur and pay any fees and expenses in connection therewith, and (ii) act or take action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Debtors or the Reorganized Debtors, as applicable, may deem to be necessary to consummate the Exit Facility.
As of the Effective Date, the Liens securing the RBL Credit Facility shall be retained, deemed assigned to the Exit Facility Agent to secure the Exit Facility, and shall constitute valid, binding, enforceable, and automatically perfected Liens in the collateral specified in the Exit Facility Documents. To the extent provided in the Exit Facility Documents, the Exit Facility Agent or holder(s) of Liens under the Exit Facility Documents are authorized to file with the appropriate authorities mortgages, financing statements and other documents, and to take any other action in order to evidence, validate, and perfect such Liens or security interests. The guarantees, mortgages, pledges, Liens, and other security interests retained and/or granted to secure the obligations arising under the Exit Facility Documents have been retained and/or granted in good faith, for legitimate business purposes, and for reasonably equivalent value as an inducement to the lenders thereunder to extend credit thereunder and shall not constitute a fraudulent conveyance or fraudulent transfer and shall not otherwise be subject to avoidance, recharacterization, or subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable nonbankruptcy law, and the priorities of such Liens and security interests shall be as set forth in the Exit Facility Documents. The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.
2.Issuance of New Common Stock.
The issuance of the New Common Stock, including equity awards reserved for the Management Incentive Plan, by the Reorganized Debtors shall be authorized without the need for any further corporate action or without any further action by the holders of Claims or Interests. The Reorganized Debtors shall be authorized to issue a certain number of shares, units or equity interests (as the case may be based on how the New Common Stock is denominated and the identity of the Reorganized Debtor issuing such shares, units, or equity interests) of New Common Stock required to be issued under the Plan and pursuant to their New Organizational Documents.
All of the shares, units, or equity interests (as the case may be based on how the New Common Stock is denominated) of New Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance referred to in Article VI hereof shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance. The Debtors and the Reorganized Debtors shall use commercially reasonable efforts to cause the New Common Stock to become publicly traded and listed on a national securities exchange on or as soon as reasonably practicable after the Effective Date.
3.Issuance of New Warrants.
On the Effective Date, Reorganized Oasis will issue the New Warrants only to the extent required to provide for distributions to holders of Interests in Oasis as contemplated by this Plan. All of the New Warrants issued pursuant to the Plan shall be duly authorized without the need for any further corporate action and without any further action by the Debtors or Reorganized Debtors, as applicable, validly issued, fully paid, and non-assessable. Any New Common Stock issued upon the exercise of the New Warrants shall be subject to dilution on account of the Management Incentive Plan.

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E.Approval of the Mirada Settlement Agreement.
On the Effective Date, the Mirada Settlement Agreement shall be approved in its entirety. The Plan shall be deemed a motion to approve the good faith compromise and settlement of all Claims, Interests, and controversies subject to the Mirada Settlement Agreement pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Mirada Settlement Agreement, the compromise and settlement set forth in the Mirada Settlement Agreement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that the settlement and compromise set forth in the Mirada Settlement Agreement is fair, equitable, reasonable and in the best interests of the Debtors and their Estates. As set forth in the Mirada Settlement Agreement, on the Effective Date, the Debtors shall (i) pay the sum of $20,000,000.00 for the benefit of certain Mirada related parties and (ii) on or before the 180th day after the date the payment in preceding clause (i) is due, pay the sum of $22,750,000.00 for the benefit of certain Mirada related parties, in each case on the terms set forth in the Mirada Settlement Agreement.
F.Corporate Existence.
Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended under the Plan or otherwise, in each case, consistent with the Restructuring Support Agreement, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law). After the Effective Date, the respective certificate of incorporation and bylaws (or other formation documents) of one or more of the Reorganized Debtors may be amended or modified on the terms therein without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. After the Effective Date, one or more of the Reorganized Debtors may be disposed of, dissolved, wound down, or liquidated without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.
G.Vesting of Assets in the Reorganized Debtors.
Except as otherwise provided in the Confirmation Order, the Plan, the Exit Facility Documents, or any agreement, instrument, or other document incorporated in, or entered into in connection with or pursuant to, the Plan or Plan Supplement, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.
H.Cancellation of Existing Securities and Agreements.
On the Effective Date, except with respect to Liens securing the RBL Claims and the Exit Facility and except to the extent otherwise provided in the Plan, all notes, instruments, certificates, credit agreements, indentures, and other documents evidencing Claims or Interests shall be cancelled and the obligations of the Debtors thereunder or in any way related thereto shall be deemed satisfied in full, cancelled, discharged, and of no force or effect. Holders of or parties to such cancelled instruments, Securities, and other documentation will have no rights arising from or relating to such instruments, Securities, and other documentation, or the cancellation thereof, except the rights provided for pursuant to this Plan. Notwithstanding anything to the contrary herein, but subject to any applicable provisions of Article VI hereof, the DIP Credit Agreement, the RBL Credit Agreement, and the Notes

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Indentures shall continue in effect solely to the extent necessary to: (1) permit holders of Claims under the DIP Credit Agreement, the RBL Credit Agreement, and the Notes Indentures to receive their respective distributions pursuant to this Plan; (2) permit the Reorganized Debtors and the Disbursing Agent, as applicable, to make distribution on account of the Allowed Claims under the DIP Credit Agreement, the RBL Credit Agreement, and the Notes Indentures, as applicable; and (3) permit each of the DIP Agent, the RBL Agent and the Notes Trustee to seek compensation and/or reimbursement of fees and expenses in accordance with the terms of this Plan. Except as provided in this Plan (including Article VI hereof), on the Effective Date, the DIP Agent, the RBL Agent, and the Notes Trustee, and their respective agents, successors, and assigns, shall be automatically and fully discharged of all of their duties and obligations associated with the DIP Credit Agreement, the RBL Credit Agreement, and the Notes Indenture, as applicable. The commitments and obligations (if any) of the holders of the Notes and the lenders under the DIP Credit Agreement and the RBL Credit Agreement to extend any further or future credit or financial accommodations to any of the Debtors, any of their respective subsidiaries or any of their respective successors or assigns under the DIP Credit Agreement, the RBL Credit Agreement, and the Notes Indenture, as applicable, shall fully terminate and be of no further force or effect on the Effective Date. Notwithstanding anything to the contrary herein or in the Restructuring Support Agreement, in no event will the loans under the RBL Credit Agreement be cancelled or satisfied or repaid in full as a result of the implementation of the Plan, and instead, the loans under the RBL Credit Agreement will be restructured as loans under the Exit Facility Credit Agreement as set forth herein and therein, and the Liens securing the RBL Credit Facility shall be retained by the Exit Facility Agent to secure the Exit Facility.
I.Corporate Action.
Upon the Effective Date, all actions contemplated under the Plan shall be deemed authorized and approved in all respects, including: (1) adoption or assumption, as applicable, of the Compensation and Benefit Programs; (2) selection of the directors and officers for the Reorganized Debtors; (3) the issuance and distribution of the New Common Stock, including upon the exercise of the New Warrants, as applicable; (4) implementation of the Restructuring Transactions; (5) entry into the Exit Facility Documents, as applicable; (6) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date); (7) adoption of the New Organizational Documents; (8) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; and (9) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate, partnership, limited liability company, or other governance action required by the Debtors or the Reorganized Debtor, as applicable, in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the Security holders, members, directors, or officers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, Securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the New Common Stock, the New Organizational Documents, the Exit Facility Documents, and any and all other agreements, documents, Securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.I shall be effective notwithstanding any requirements under non-bankruptcy law.
J.New Organizational Documents.
On or immediately prior to the Effective Date, the New Organizational Documents shall be automatically adopted by the applicable Reorganized Debtors. To the extent required under the Plan or applicable non-bankruptcy law, each of the Reorganized Debtors will file its New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state or country of organization if and to the extent required in accordance with the applicable laws of the respective state or country of organization. The New Organizational Documents will prohibit the issuance of non-voting equity Securities, to the extent required under section 1123(a)(6) of the Bankruptcy Code. After the Effective Date, the Reorganized Debtors may amend and restate their respective New Organizational Documents in accordance with the terms thereof, and the Reorganized Debtors may file such

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amended certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the laws of the respective states, provinces, or countries of incorporation and the New Organizational Documents.
K.Indemnification Obligations.
All indemnification provisions currently in place (whether in the bylaws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) as of the Petition Date for the current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable, shall, to the fullest extent permitted by applicable law, be reinstated and remain intact, irrevocable, and shall survive the Effective Date on terms no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors than the indemnification provisions in place prior to the Effective Date.
L.Directors and Officers of the Reorganized Debtors.
As of the Effective Date, the term of the current members of the board of directors of the Debtors shall expire, and all of the directors for the initial term of the New Board shall be appointed. The New Board will initially consist of seven (7) directors, including: (i) the Chief Executive Officer of Reorganized Oasis, and (ii) six (6) additional directors selected by the Required Consenting Noteholders. In subsequent terms, the directors shall be selected in accordance with the New Organizational Documents. To the extent known, the identity of the members of the New Board will be disclosed in the Plan Supplement or prior to the Confirmation Hearing, consistent with section 1129(a)(5) of the Bankruptcy Code. Each director and officer of the Reorganized Debtors shall serve from and after the Effective Date pursuant to the terms of the applicable New Organizational Documents and other constituent documents.
M.Effectuating Documents; Further Transactions.
On and after the Effective Date, the Reorganized Debtors, and their respective officers, directors, members, or managers (as applicable), are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.
N.Section 1146 Exemption.
To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, equity Security, or other interest in the Debtors or the Reorganized Debtors; (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security for the Reorganized Debtors’ obligations under and in connection with the Exit Facilities; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, personal property transfer tax, sales or use tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or

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recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.
O.Director and Officer Liability Insurance.
Notwithstanding anything in the Plan to the contrary, the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code effective as of the Effective Date. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ foregoing assumption of each of the unexpired D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be filed.
In addition, after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies (including any “tail policy”) in effect on or after the Petition Date, with respect to conduct occurring prior thereto, and all directors and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy, to the extent set forth therein, regardless of whether such directors and officers remain in such positions after the Effective Date.
P.Management Incentive Plan.
On the Effective Date, the Reorganized Debtors shall implement the Management Incentive Plan. The Management Incentive Plan shall provide for 5% of the New Common Stock reserved for the Management Incentive Plan to be allocated within thirty (30) days following the Effective Date in the form of restricted stock units (or equivalents) and on terms (including performance metrics and vesting criteria) otherwise to be agreed between management of Reorganized Oasis and the compensation committee of the New Board; provided that such period shall be extended automatically by an additional fifteen (15) days if good faith discussions between management of Reorganized Oasis and the New Board regarding the terms of the Management Incentive Plan remain ongoing at the conclusion of the initial thirty (30) day period. The remaining up to 5% of the New Common Stock reserved for the Management Incentive Plan will be available to be allocated after the Effective Date, in the form and on terms as determined by the New Board in consultation with management for the Reorganized Debtors. In connection with the structure, allocation and documentation of the Management Incentive Plan Pool, the compensation committee of the New Board and the participants in the Management Incentive Plan may discuss modifications as may be appropriate to certain employment agreements or letters, indemnification agreements, severance agreements or other agreements entered into with current and former employees and assumed pursuant to the Plan.
Q.Employee and Retiree Benefits.
On and after the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall adopt, assume, continue, and/or honor in the ordinary course of business all obligations related to all Employee Compensation and Benefits Programs in place as of the Effective Date with the Debtors shall be assumed by the Reorganized Debtors and shall remain in place as of the Effective Date, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.
R.Preservation of Causes of Action.
In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII hereof, each Reorganized Debtor, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate,

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any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII hereof, which shall be deemed released and waived by the Debtors and the Reorganized Debtors as of the Effective Date.
The Reorganized Debtors may pursue such retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity (other than the Released Parties) may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action of the Debtors against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, including Article VIII hereof. Unless otherwise agreed upon in writing by the parties to the applicable Cause of Action, all objections to the Schedule of Retained Causes of Action must be Filed with the Bankruptcy Court on or before thirty (30) days after the Effective Date. Any such objection that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion against any Reorganized Debtor, without the need for any objection or responsive pleading by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court. The Reorganized Debtors may settle any such objection without any further notice to or action, order, or approval of the Bankruptcy Court. If there is any dispute regarding the inclusion of any Cause of Action on the Schedule of Retained Causes of Action that remains unresolved by the Debtors or Reorganized Debtors, as applicable, and the objection party for thirty (30) days, such objection shall be resolved by the Bankruptcy Court. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.
The Reorganized Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan, including Article VIII hereof. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.
S.Holders of Working and Similar Interests.
The legal and equitable rights, interests, defenses, and obligations of lessors under the Debtors’ oil and gas leases, holders or owners of certain other mineral interests related to the Debtors’ oil and gas properties including, overriding royalty interests, owners of non-operating working interests in the Debtors’ oil and gas properties, counterparties to the Debtors’ joint operating agreements, and holders of claims related to joint-interest billings and other similar working interests (each in their capacity as such) shall not be impaired in any manner by the provisions of the Plan. Nor shall anything in the Plan impair the related legal and equitable rights, interests, defenses, or obligations of the Debtors or the Reorganized Debtors. To the extent applicable, such Claims or Interests shall be Reinstated pursuant to this Plan.
V.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

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A.Assumption and Rejection of Executory Contracts and Unexpired Leases.
On the Effective Date, except as otherwise provided in Article V.H.1 and elsewhere herein, all Executory Contracts or Unexpired Leases not otherwise assumed or rejected will be deemed assumed by the applicable Reorganized Debtor in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those that are: (1) identified on the Rejected Executory Contracts and Unexpired Leases Schedule; (2) previously expired or terminated pursuant to their own terms; (3) have been previously assumed or rejected by the Debtors pursuant to a Final Order; (4) are the subject of a motion to reject that is pending on the Effective Date; or (5) have an ordered or requested effective date of rejection that is after the Effective Date.
Entry of the Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions, assumptions and assignments, or rejections of the Executory Contracts or Unexpired Leases as set forth in the Plan or the Rejected Executory Contracts and Unexpired Leases Schedule, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Except as otherwise specifically set forth herein, assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by a Final Order on or after the Effective Date but may be withdrawn, settled, or otherwise prosecuted by the Reorganized Debtors.
To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Rejected Executory Contracts and Unexpired Leases Schedule at any time up to forty-five (45) days after the Effective Date, so long as such allocation, amendment, modification, or supplement is consistent with the Restructuring Support Agreement.
B.Claims Based on Rejection of Executory Contracts or Unexpired Leases.
Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Bankruptcy Court within thirty (30) days after the later of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection, (2) the effective date of such rejection, or (3) the Effective Date. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III.B.5 of this Plan.
C.Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.
No later than seven (7) calendar days before the Confirmation Hearing, the Debtors shall provide notices of proposed Cure amounts to the counterparties to the assumed Executory Contracts or Unexpired Leases, which shall

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include a description of the procedures for objecting to the proposed Cure amounts or the Reorganized Debtors’ ability to provide “adequate assurance of future performance thereunder” (within the meaning of section 365 of the Bankruptcy Code). Unless otherwise agreed in writing by the parties in the applicable Executory Contract or Unexpired Lease, any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related Cure amount must be Filed, served, and actually received by the counsel to the Debtor no later than the date and time specified in the notice. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or Cure amount will be deemed to have assented to such assumption or Cure amount.
Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure that differ from the amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty must be Filed with the Bankruptcy Court on or before fourteen (14) days after the Debtors provide such counterparty with a notice of the proposed Cure amount with respect to the applicable Executory Contract or Unexpired Lease. Any such request that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court. Any Cure shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure; provided that nothing herein shall prevent the Reorganized Debtors from paying any Cure despite the failure of the relevant counterparty to file such request for payment of such Cure amount. The Reorganized Debtors also may settle any Cure without any further notice to or action, order, or approval of the Bankruptcy Court.
The Debtors or the Reorganized Debtors, as applicable, shall pay the Cure amounts, if any, on the Effective Date or as soon as reasonably practicable thereafter, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may agree. If there is any dispute regarding any Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of the applicable Cure amount shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease.
Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or any bankruptcy-related defaults, arising at any time prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, shall be deemed disallowed and expunged as of the later of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such assumption, (2) the effective date of such assumption or (3) the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.
D.Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases.
Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors or the Reorganized Debtors, as applicable, under such Executory Contracts or Unexpired Leases. In particular, notwithstanding any non-bankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations with respect to goods previously purchased by the Debtors pursuant to rejected Executory Contracts or Unexpired Leases.
E.Insurance Policies.
Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan, on the Effective Date, (1) the

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Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims and (2) such insurance policies and any agreements, documents, or instruments relating thereto shall revest in the Reorganized Debtors.
F.Reservation of Rights.
Nothing contained in the Plan or the Plan Supplement shall constitute an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have forty-five (45) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.
G.Nonoccurrence of Effective Date.
In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.
H.Employee Compensation and Benefits.
1.Compensation and Benefit Programs.
Subject to the provisions of the Plan, all Compensation and Benefits Programs shall be treated as Executory Contracts under the Plan and deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, except for:
a.all employee equity or equitybased incentive plans; and
b.Compensation and Benefits Programs that, as of the entry of the Confirmation Order, have been specifically waived by the beneficiaries of any employee benefit plan or contract.
For the avoidance of doubt on the Effective Date, the Debtors shall (a) assume all employment agreements or letters, indemnification agreements, severance agreements, or other agreements entered into with current and former officers and other employees or (b) to the extent agreed, enter into new agreements with such officers and other employees on terms and conditions acceptable to the Debtor and such employee.
Notwithstanding anything herein to the contrary, the Debtors’ Chief Operating Officer shall be deemed to have, as of the Effective Date, irrevocably waived any right to terminate his employment for “Good Reason” (as defined in that certain Fifth Amended and Restated Employment Agreement as of March 20, 2018 by and between Oasis Petroleum Inc. and Taylor Reid) solely to the extent such right arises as a result of him not being appointed to the New Board.
2.Workers’ Compensation Programs.
As of the Effective Date, except as set forth in the Plan Supplement, the Debtors and the Reorganized Debtors shall continue to honor their obligations under: (a) all applicable workers’ compensation laws in states in which the Reorganized Debtors operate; and (b) the Debtors’ written contracts, agreements, agreements of indemnity, selfinsured workers’ compensation bonds, policies, programs, and plans for workers’ compensation and workers’ compensation insurance. All Proofs of Claims on account of workers’ compensation shall be deemed withdrawn automatically and without any further notice to or action, order, or approval of the Bankruptcy Court; provided that nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable nonbankruptcy law with respect to any such

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contracts, agreements, policies, programs, and plans; provided further that nothing herein shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable state law.
I.Contracts and Leases Entered Into After the Petition Date.
Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or the Reorganized Debtors in the ordinary course of their business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.
VI.
PROVISIONS GOVERNING DISTRIBUTIONS
A.Distributions on Account of Claims Allowed as of the Effective Date.
Except as otherwise provided herein, in a Final Order, or as otherwise agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the holder of the applicable Allowed Claim on the first Distribution Date, the Reorganized Debtors shall make initial distributions under the Plan on account of Claims Allowed on or before the Effective Date, subject to the Reorganized Debtors’ right to object to Claims; provided that (1) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with  the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice, (2) Allowed Priority Tax Claims shall be paid in accordance with Article II.D of the Plan, and (3) Allowed General Unsecured Claims shall be paid in accordance with Article III.B.5 of the Plan. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the holder of such Claim or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business. Thereafter, a Distribution Date shall occur no less frequently than once in every ninety (90) day period, as necessary, in the Reorganized Debtors’ sole discretion.
B.Disbursing Agent.
All distributions under the Plan shall be made by the Reorganized Debtors. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.
C.Rights and Powers of Disbursing Agent.
1.Powers of the Disbursing Agent.
The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.
2.Expenses Incurred On or After the Effective Date.
Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes), and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses), made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

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D.Delivery of Distributions and Undeliverable or Unclaimed Distributions.
1.Record Date for Distribution.
On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record holders listed on the Claims Register as of the close of business on the Distribution Record Date. If a Claim, other than one based on a publicly traded Security, is transferred twenty (20) or fewer days before the Distribution Record Date, the Distribution Agent shall make distributions to the transferee only to the extent practical and, in any event, only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.
2.Delivery of Distributions in General.
Except as otherwise provided herein, the Disbursing Agent shall make distributions to holders of Allowed Claims and Allowed Interests (as applicable) as of the Distribution Record Date at the address for each such holder as indicated on the Debtors’ records as of the date of any such distribution; provided that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors.
3.Minimum Distributions.
No fractional shares of New Common Stock shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Interest (as applicable) would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of New Common Stock shall be rounded as follows: (a) fractions of one-half (½) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (½) shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of New Common Stock to be distributed to holders of Allowed Claims hereunder shall be adjusted as necessary to account for the foregoing rounding.
4.Undeliverable Distributions and Unclaimed Property.
In the event that any distribution to any holder of Allowed Claims or Allowed Interests (as applicable) is returned as undeliverable, no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then-current address of such holder, at which time such distribution shall be made to such holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any holder of Claims and Interests to such property or Interest in property shall be discharged and forever barred.
5.Surrender of Canceled Instruments or Securities.
On the Effective Date or as soon as reasonably practicable thereafter, each holder of a certificate or instrument evidencing a Claim or an Interest other than the holders of RBL Claims shall be deemed to have surrendered such certificate or instrument to the Distribution Agent. Such surrendered certificate or instrument shall be cancelled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such certificate or instrument, including with respect to any indenture or agreement that governs the rights of the holder of a Claim or Interest, which shall continue in effect for purposes of allowing holders to receive distributions under the Plan, charging liens, priority of payment, and indemnification rights. Notwithstanding anything to the contrary herein, this paragraph shall not apply to certificates or instruments evidencing Claims that are Unimpaired under the Plan or to RBL Claims.

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E.Manner of Payment.
1.All distributions of the New Common Stock to the holders of the applicable Allowed Claims under the Plan shall be made by the Disbursing Agent on behalf of the Debtors or Reorganized Debtors, as applicable.
2.All distributions of Cash to the holders of the applicable Allowed Claims under the Plan shall be made by the Disbursing Agent on behalf of the applicable Debtor or Reorganized Debtor.
3.At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.
F.Section 1145 Exemption.
Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of the New Common Stock and New Warrants, as contemplated by Article III.B hereof, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of Securities. In addition, under section 1145 of the Bankruptcy Code, such New Common Stock and New Warrants will be freely tradable in the U.S. by the recipients thereof, subject to the provisions of (i) section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, (ii) compliance with applicable securities laws and any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments, and (iii) any restrictions in the Reorganized Debtors’ New Organizational Documents.
G.Compliance with Tax Requirements.
In connection with the Plan, to the extent applicable, the Debtors, Reorganized Debtors, Disbursing Agent, and any applicable withholding agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, such parties shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Debtors and Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and similar spousal awards, Liens, and encumbrances.
H.Allocations.
Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest; provided that the foregoing shall not apply to holders of Allowed RBL Claims.
I.No Postpetition Interest on Claims.
Unless otherwise specifically provided for in the Plan or the Confirmation Order, or required by applicable bankruptcy and non-bankruptcy law, postpetition interest shall not accrue or be paid on any prepetition Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on such Claim; provided that the foregoing shall not apply with respect to postpetition interest (accruing at the applicable default rate under the RBL Credit Agreement) accruing with respect to the RBL Claims, which RBL Claims shall accrue postpetition interest (accruing at the applicable default rate under the RBL Credit Agreement) to be paid by the Debtors in accordance with the treatment specified for Class 3 in the Plan.

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J.Foreign Currency Exchange Rate.
Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Effective Date.
K.Setoffs and Recoupment.
Except as expressly provided in this Plan, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any Plan Distributions to be made on account of any Allowed Claim, any and all claims, rights, and Causes of Action that such Reorganized Debtor may hold against the holder of such Allowed Claim to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) and the holder of the Allowed Claim or (2) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable holder; provided further that nothing herein shall limit any rights of setoff or recoupment under the Exit Facility Documents. In no event shall any holder of a Claim be entitled to recoup such Claim against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Article XII.G hereof on or before the Effective Date, notwithstanding any indication in any Proof of Claim or otherwise that such holder asserts, has, or intends to preserve any right of recoupment.
L.Claims Paid or Payable by Third Parties.
1.Claims Paid by Third Parties.
The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such holder shall, within fourteen (14) days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such holder to timely repay or return such distribution shall result in the holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the fourteen (14) day grace period specified above until the amount is repaid.
2.Claims Payable by Third Parties.
No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.
3.Applicability of Insurance Policies.
Except as otherwise provided in the Plan, distributions to holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed

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a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.
VII.
PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED, AND DISPUTED CLAIMS
A.Disputed Claims Process.
    There is no requirement to file a Proof of Claim (or move the Bankruptcy Court for allowance) to have a Claim Allowed for the purposes of the Plan, except as provided in Article V.B of the Plan.  On and after the Effective Date, except as otherwise provided in this Plan, all Allowed Claims shall be satisfied in the ordinary court of business of the Reorganized Debtors.  The Debtors and the Reorganized Debtors, as applicable, shall have the exclusive authority to (i) determine, without the need for notice to or action, order, or approval of the Bankruptcy Court, that a claim subject to any Proof of Claim that is Filed is Allowed and (ii) file, settle, compromise, withdraw, or litigate to judgment any objections to Claims as permitted under this Plan.  If the Debtors or Reorganized Debtors dispute any Claim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced; provided that the Debtors or Reorganized Debtors may elect, at their sole option, to object to any Claim (other than Claims expressly Allowed by this Plan) and to have the validity or amount of any Claim adjudicated by the Bankruptcy Court; provided further that holders of Claims may elect to resolve the validity or amount of any Claim in the Bankruptcy Court. If a holder makes such an election, the Bankruptcy Court shall apply the law that would have governed the dispute if the Chapter 11 Cases had not been filed.  All Proofs of Claim Filed in the Chapter 11 Cases shall be considered objected to and Disputed without further action by the Debtors.  Except as otherwise provided herein, all Proofs of Claim Filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.
B.Allowance of Claims.
After the Effective Date, each of the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately prior to the Effective Date. The Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy law.
C.Claims Administration Responsibilities.
Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority: (1) to File, withdraw, or litigate to judgment, objections to Claims or Interests; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to Article IV.R of the Plan.
D.Adjustment to Claims or Interests without Objection.
Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding

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seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.
E.Disallowance of Claims or Interests.
All Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if: (a) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (b) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.
F.No Distributions Pending Allowance.
Notwithstanding any other provision of the Plan, if any portion of a Claim or Interest is a Disputed Claim or Interest, as applicable, no payment or distribution provided hereunder shall be made on account of such Claim or Interest unless and until such Disputed Claim or Interest becomes an Allowed Claim or Interest; provided that if only the Allowed amount of an otherwise valid Claim or Interest is Disputed, such Claim or Interest shall be deemed Allowed in the amount not Disputed and payment or distribution shall be made on account of such undisputed amount.
G.Distributions After Allowance.
To the extent that a Disputed Claim or Interest ultimately becomes an Allowed Claim or Interest, distributions (if any) shall be made to the holder of such Allowed Claim or Interest in accordance with the provisions of the Plan. On or as soon as reasonably practicable after the next Distribution Date after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Interest becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim or Interest the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim or Interest.
H.No Interest.
Unless otherwise specifically provided for herein or by order of the Bankruptcy Court, postpetition interest shall not accrue or be paid on Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim. Notwithstanding the foregoing, the RBL Claims shall accrue postpetition interest (accruing at the applicable default rate under the RBL Credit Agreement) to be paid by the Debtors in accordance with the treatment specified for Class 3 in the Plan.
VIII.
SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS
A.Discharge of Claims and Termination of Interests.
Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Definitive Documents, the Plan, or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and interests in, the

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Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims (other than the Reinstated Claims) and Interests (other than the Intercompany Interests that are Reinstated) subject to the occurrence of the Effective Date, except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan.
B.Release of Liens.
Except with respect to the Liens securing the RBL Credit Facility, which Liens shall be retained by the Exit Facility Agent to secure the Exit Facility, or as otherwise provided in the Exit Facility Documents, the Plan, the Confirmation Order, or in any contract, instrument, release, or other agreement or document created or entered into pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with this Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns. Any holder of such Secured Claim (and the applicable agents for such holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such holder (and the applicable agents for such holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.
To the extent that any holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such holder, has filed or recorded publicly any Liens and/or security interests to secure such holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such holder (or the agent for such holder) shall take any and all steps requested by the Debtors, the Reorganized Debtors, or Exit Facility Agent that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors shall be entitled to make any such filings or recordings on such holder’s behalf.
C.Releases by the Debtors.
    Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all claims and Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against or Interest in a Debtor or other Entity, or that any holder of any Claim against or Interest in a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to or in any manner arising from in whole or in part, the Debtors,

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the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions, intercompany transactions, the Chapter 11 Cases, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Restructuring Support Agreement, the Disclosure Statement, the DIP Facility, the Plan, the Plan Supplement, the Exit Facility, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the DIP Facility, the Plan, the Plan Supplement, the Exit Facility, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) any post-Effective Date obligations of any party or entity under the Plan, any post-Effective Date transaction contemplated by the Restructuring Transactions (including under the Exit Facility), or any document, instrument, or agreement (including those set forth in the Plan Supplement and the Exit Facility) executed to implement the Plan or the Restructuring Transactions or (b) any individual from any Claim or Cause of Action related to an act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud or willful misconduct.
    Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (a) in exchange for the good and valuable consideration provided by the Releasing Parties, including, without limitation, the Releasing Parties’ contribution to facilitating the Restructuring Transactions and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for a hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.
D.Releases by the Releasing Parties.
    As of the Effective Date, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all claims and Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, the Reorganized Debtors, or the Estates, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to or in any manner arising from, in whole or in part, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions, intercompany transactions, the Chapter 11 Cases, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Restructuring Support Agreement, the Disclosure Statement, the DIP Facility, the Plan, the Plan Supplement, the Exit Facility, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the DIP Facility, the Plan, the Plan Supplement, the Exit Facility, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) any post-Effective Date obligations (including any obligations Reinstated pursuant to the Plan) of any party or entity under the Plan, any post-Effective Date transaction contemplated by the Restructuring Transactions (including under the Exit Facility), or any document, instrument, or agreement (including those set forth in the Plan Supplement and the Exit Facility) executed to implement the Plan or the Restructuring Transactions or (b) any individual from any claim or Cause of Action related to an act or omission that is determined in a Final Order by a court competent jurisdiction to have constituted actual fraud or willful misconduct.

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Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (a) consensual, (b) essential to the confirmation of the Plan; (c) given in exchange for the good and valuable consideration provided by the Released Parties; (d) a good faith settlement and compromise of the Claims released by the Third-Party Release; (e) in the best interests of the Debtors their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for a hearing; and (h) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third-Party Release.
E.Exculpation.
    Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to or arising out of the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the DIP Facility, the Exit Facility, or any Restructuring Transaction, contract, instrument, release or other agreement or document created or entered into in connection with the Disclosure Statement, the DIP Facility, the Exit Facility, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that is determined in a Final Order to have constituted willful misconduct or actual fraud. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan. Notwithstanding anything to the contrary in the foregoing, the exculpation set forth above do not exculpate any post-Effective Date obligations of any party or entity under the Plan, any post-Effective Date transaction contemplated by the Restructuring Transactions (including under the Exit Facility), or any document, instrument, or agreement (including those set forth in the Plan Supplement and the Exit Facility) executed to implement the Plan.
F.Injunction.
Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold claims or interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (c) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims or interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests unless such holder has filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a claim or interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan. Notwithstanding anything to the contrary in the foregoing, the injunction set forth above does not enjoin the enforcement of any post-Effective Date obligations of any party or entity

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under the Plan, any post-Effective Date transaction contemplated by the Restructuring Transactions (including under the Exit Facility), or any document, instrument, or agreement (including those set forth in the Plan Supplement and the Exit Facility) executed to implement the Plan.
G.Protections Against Discriminatory Treatment.
Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.
H.Document Retention.
On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.
I.Reimbursement or Contribution.
If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as noncontingent or (2) the relevant holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.
IX.
CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN
A.Conditions Precedent to the Effective Date.
It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.B hereof:
a.the Bankruptcy Court shall have entered the Confirmation Order, in form and substance acceptable to the Required Consenting Stakeholders, which shall:
i.authorize the Debtors to take all actions necessary to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan;
ii.decree that the provisions in the Confirmation Order and the Plan are nonseverable and mutually dependent;
iii.authorize the Debtors, as applicable/necessary, to: (a) implement the Restructuring Transactions; (b) distribute the New Common Stock and New Warrants pursuant to the exemption from registration under the Securities Act provided by section 1145 of the Bankruptcy Code or other exemption from such registration or pursuant to one or more registration statements; (c) make all distributions and issuances as required under the Plan,

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including cash, the New Warrants and the New Common Stock; and (d) enter into any agreements, transactions, and sales of property as set forth in the Plan Supplement, including the Exit Facility Credit Agreement and Management Incentive Plan, in each case, in a manner consistent with the terms of the Restructuring Support Agreement and subject to the consent rights set forth therein;
iv.authorize the implementation of the Plan in accordance with its terms;
v.provide that, pursuant to section 1146 of the Bankruptcy Code, the assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order, in furtherance of, or in connection with the Plan, including any deeds, bills of sale, or assignments executed in connection with any disposition or transfer of assets contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax; and
vi.be a Final Order;
b.the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan;
c.the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been filed in a manner consistent in all material respects with the Restructuring Support Agreement and the Plan;
d.the Restructuring Support Agreement shall remain in full force and effect;
e.the Final DIP Order shall remain in full force and effect;
f.the Mirada Settlement Agreement shall be effective in accordance with its terms and remain in full force and effect;
g.the OMP Waiver Agreement shall be effective in accordance with its terms and remain in full force and effect;
h.the Exit Facility Documents shall have been duly executed and delivered by all of the Entities that are parties thereto and all conditions precedent (other than any conditions related to the occurrence of the Effective Date) to the effectiveness of the Exit Facility shall have been satisfied or duly waived in writing in accordance with the terms of the Exit Facility and the closing of the Exit Facility shall have occurred;
i.all professional fees and expenses of retained professionals that require the Bankruptcy Court’s approval shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date shall have been placed in the Professional Fee Escrow Account pending the Bankruptcy Court’s approval of such fees and expenses;
j.all Consenting Stakeholder Fees and Expenses shall have been paid in full in accordance with the Restructuring Support Agreement; and
k.the Debtors shall have implemented the Restructuring Transactions and all transactions contemplated in this Restructuring Term Sheet in a manner consistent with the Restructuring Support Agreement, this Restructuring Term Sheet, and the Plan.

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B.Waiver of Conditions.
Any one or more of the conditions to Consummation set forth in this Article IX may be waived by the Debtors with the prior written consent of the Required Consenting Stakeholders, without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan.
C.Effect of Failure of Conditions.
If Consummation does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan, the Disclosure Statement, or Restructuring Support Agreement shall: (1) constitute a waiver or release of any Claims by the Debtors, Claims, or Interests; (2) prejudice in any manner the rights of the Debtors, any holders of Claims or Interests, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any holders of Claims or Interests, or any other Entity.
D.Substantial Consummation
“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.
X.
MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN
A.Modification and Amendments.
Except as otherwise specifically provided in this Plan and subject to the consent rights set forth in the Restructuring Support Agreement, the Debtors reserve the right to modify the Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to those restrictions on modifications set forth in the Plan and the requirements of section 1127 of the Bankruptcy Code, Rule 3019 of the Federal Rules of Bankruptcy Procedure, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or to alter, amend, or modify the Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.
B.Effect of Confirmation on Modifications.
Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.
C.Revocation or Withdrawal of Plan.
To the extent permitted by the Restructuring Support Agreement, the Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity.

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XI.
RETENTION OF JURISDICTION
Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or relating to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:
a.allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;
b.decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;
c.resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cures pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V hereof, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;
d.ensure that distributions to holders of Allowed Claims and Allowed Interests (as applicable) are accomplished pursuant to the provisions of the Plan;
e.adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;
f.adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;
g.enter and implement such orders as may be necessary to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement, including the Restructuring Support Agreement;
h.enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;
i.resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;
j.issue injunctions, enter and implement other orders, or take such other actions as may be necessary to restrain interference by any Entity with Consummation or enforcement of the Plan;
k.resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, exculpations, and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

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l.resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.L hereof;
m.enter and implement such orders as are necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;
n.determine any other matters that may arise in connection with or relate to the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement, including the Restructuring Support Agreement;
o.enter an order concluding or closing the Chapter 11 Cases;
p.adjudicate any and all disputes arising from or relating to distributions under the Plan;
q.consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;
r.determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;
s.hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;
t.hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;
u.hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions, and releases granted in the Plan, including under Article VIII hereof, regardless of whether such termination occurred prior to or after the Effective Date;
v.enforce all orders previously entered by the Bankruptcy Court; and
w.hear any other matter not inconsistent with the Bankruptcy Code.
As of the Effective Date, notwithstanding anything in this Article XI to the contrary, the New Organizational Documents and the Exit Facility and any documents related thereto shall be governed by the jurisdictional provisions therein and the Bankruptcy Court shall not retain jurisdiction with respect thereto.
XII.
MISCELLANEOUS PROVISIONS
A.Immediate Binding Effect.
Subject to Article IX.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan (including, for the avoidance of doubt, the documents and instruments contained in the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, any and all holders of Claims or Interests (irrespective of whether such holders of Claims or Interests have, or are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

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B.Additional Documents.
On or before the Effective Date, and consistent with the Restructuring Support Agreement, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary to effectuate and further evidence the terms and conditions of the Plan and the Restructuring Support Agreement. The Debtors or the Reorganized Debtors, as applicable, and all holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.
C.Payment of Statutory Fees.
All fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid by each of the Reorganized Debtors (or the Disbursing Agent on behalf of each of the Reorganized Debtors) for each quarter (including any fraction thereof) until the earlier of entry of a final decree closing such Chapter 11 Cases or an order of dismissal or conversion, whichever comes first.
D.Statutory Committee and Cessation of Fee and Expense Payment.
On the Confirmation Date, any statutory committee appointed in the Chapter 11 Cases shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to any statutory committees after the Confirmation Date.
E.Reservation of Rights.
Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the holders of Claims or Interests prior to the Effective Date.
F.Successors and Assigns.
The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, manager, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.
G.Notices.
All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

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Debtors	Counsel to the Debtors
Oasis Petroleum Inc.
Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attention: Brian Schartz (brian.schartz@kirkland.com)

and
Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attention: Chad J. Husnick, P.C. (chad.husnick@kirkland.com)
David. L. Eaton (david.eaton@kirkland.com)
John Luze (john.luze@kirkland.com)
and
Kirkland & Ellis LLP
1301 N. Pennsylvania Ave., N.W.
Washington, D.C. 20004
Attention: AnnElyse Scarlett Gains (annelyse.gains@kirkland.com)
and
Jackson Walker L.L.P.
1401 McKinney Street, Suite 1900
Houston, Texas 77010
Attention: Bruce J. Ruzinsky (bruzinsky@jw.com)
Matthew D. Cavenaugh (mcavenaugh@jw.com)
Jennifer F. Wertz (jwertz@jw.com)
Vienna F. Anaya (vanaya@jw.com)

United States Trustee	Counsel to the Consenting RBL Lenders
Office of The United States Trustee 515 Rusk Street, Suite 3516 Houston, TX 77002
Vinson & Elkins LLP
Trammell Crow Center
2001 Ross Avenue, Suite 3900
Dallas, Texas 75201
Attention: Bill Wallander (bwallander@velaw.com)
                  Bradley Foxman (bfoxman@velaw.com)
                  Matthew Struble (mstruble@velaw.com)

Counsel to the Consenting Noteholders
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention: Andrew N. Rosenberg (arosenberg@paulweiss.com)
Alice Belisle Eaton (aeaton@paulweiss.com)
Alexander Woolverton (awoolverton@paulweiss.com)

After the Effective Date, the Reorganized Debtors have the authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.
H.Term of Injunctions or Stays.
Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.
I.Entire Agreement.
Except as otherwise indicated, and without limiting the effectiveness of the Restructuring Support Agreement, the Plan (including, for the avoidance of doubt, the documents and instruments in the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.
J.Plan Supplement.
All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at http://www.kccllc.net/oasis or the Bankruptcy Court’s website at www.txs.uscourts.gov/bankruptcy. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.
K.Nonseverability of Plan Provisions.
If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or

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interpreted; provided, however, any such alteration or interpretation shall be acceptable to the Debtors and the Required Consenting Stakeholders. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ or Reorganized Debtors’ consent, as applicable; and (3) nonseverable and mutually dependent.
L.Votes Solicited in Good Faith.
Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with section 1125(g) of the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.
M.Closing of Chapter 11 Cases.
The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.
N.Waiver or Estoppel.
Each holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

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Dated: November 6, 2020	Oasis Petroleum Inc.
on behalf of itself and all other Debtors
/s/ Michael H. Lou
Name: Michael H. Lou Title: Chief Financial Officer and Executive Vice President

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